May 15, 2007

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Announces 14.3 Percent Dividend Increase; Re-elects Two Directors at Annual Meeting

LINCOLN, NE – May 15, 2007 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today that its Board of Directors approved a 14.3 percent increase in the quarterly cash dividend payable to shareholders.

The Company has declared a quarterly cash dividend of $0.08 per share on its common stock, an increase of 14.3 percent compared to the prior quarterly cash dividend rate of $0.07 per share, payable on June 29, 2007 to shareholders of record at the close of business on June 15, 2007. The increase marks the third consecutive year the Company has increased its quarterly cash dividend.

At the Company’s annual meeting held earlier today, shareholders re-elected Ann Lindley Spence and Charles W. Hoskins to the Company’s Board of Directors.

Ms. Spence, retired president of Spence Title Service, Inc., and Mr. Hoskins, a financial advisor and retired partner of Deloitte & Touche LLP, will each serve an additional three-year term. Shareholders also ratified the appointment of KPMG LLP as independent auditors for the Company’s fiscal year ending December 31, 2007.

“We believe this latest increase in our quarterly cash dividend represents our continued commitment to enhance value for our investment partners,” said Gilbert G. Lundstrom, chairman and chief executive officer of TierOne Corporation.

In highlighting the Company’s 2006 performance before more than 100 shareholders, Lundstrom credited the Bank’s success to its on-going business plan designed to strengthen profitability through increased loan production, expanded business lines, improved market share and enhanced customer service levels.

“As a result of our efforts, our performance in 2006 marked the most profitable year in the 100-year history of the Bank,” Lundstrom said. Of the 100 largest thrifts in the country, Lundstrom said TierOne Corporation ranked twelfth based on overall performance in a recently released financial report.

According to Lundstrom, the Bank originated nearly $2.1 billion in new loans in 2006 with total loans of nearly $3.7 billion. The Bank has also become the fourth largest depository financial institution in Nebraska based on statewide market share. He added TierOne Bank’s opening of four new banking offices located in Omaha, Papillion and Hastings, Nebraska contributed to the gain in 2006 deposit market share.

A copy of the 2007 annual meeting of shareholders presentation can be viewed on the Company’s website at www.tieronebank.com under “Investor Relations – Presentations.”

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Celebrating its 100th Anniversary in 2007, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated changes in fiscal, monetary, regulatory, trade and tax policies and laws; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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